SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Preliminary Proxy Statement

Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

INDYMAC BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fee not required.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[IndyMac Bancorp, Inc. Logo]

March 19, 2003

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of IndyMac Bancorp, Inc. (“IndyMac”). The meeting will be held on April 30, 2003 at 9:00 a.m. at IndyMac’s offices located at 3465 East Foothill Boulevard, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

      We hope you attend the Annual Meeting. Even if you currently plan to attend the meeting, however, it is important that you sign, date and return your enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the proxy card, as soon as possible. You may still vote in person at the Annual Meeting if you desire, but returning your proxy card now, or submitting your voting instructions electronically or via telephone, will assure that your vote is counted if your plans change and you become unable to attend.

      Your vote is important, regardless of the number of shares you own. We urge you to indicate your approval by voting FOR each of the matters indicated in the notice and described in the proxy statement.

      On behalf of the Board of Directors, I thank you for your assistance.

Sincerely,

MICHAEL W. PERRY
Chairman of the Board

INDYMAC BANCORP, INC.

155 North Lake Avenue
Pasadena, California 91101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 30, 2003

To the Stockholders of INDYMAC BANCORP, INC.:

      Notice is hereby given that the Annual Meeting of Stockholders (“Annual Meeting”) of IndyMac Bancorp, Inc. (“IndyMac”) will be held at IndyMac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 30, 2003 at 9:00 a.m., local time, for the following purposes:

1. To elect the Board of Directors for the ensuing year;

2. To ratify the appointment of Ernst & Young LLP as IndyMac’s independent public accountants for the year ending December 31, 2003; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The proposals described above are more fully described in the accompanying proxy statement, which forms a part of this Notice.

      If you plan to attend the Annual Meeting, please notify the undersigned at the address set forth above so that appropriate preparations can be made.

      The Board of Directors has fixed March 3, 2003 as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of those stockholders will be available for inspection at the offices of IndyMac located at 155 North Lake Avenue, Pasadena, California 91101 commencing at least ten days before the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope that requires no postage for mailing in the United States is enclosed for this purpose. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposals listed above.

By Order of the Board of Directors

Stephanie S. Irey
Executive Vice President,
Corporate Secretary and
Chief Governance Officer

March 19, 2003

EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER DESCRIBED ON THE ENCLOSED PROXY CARD.

INDYMAC BANCORP, INC.

155 North Lake Avenue
Pasadena, California 91101

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 30, 2003

       This Proxy Statement is furnished to stockholders of IndyMac Bancorp, Inc. (“IndyMac”) in connection with the solicitation by the Board of Directors of IndyMac of proxies to be voted at the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at IndyMac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 30, 2003, at 9:00 a.m. or at any adjournment or postponement thereof. IndyMac expects to mail the proxy solicitation materials for the Annual Meeting on or about March 19, 2003.

      The principal solicitation of proxies for the Annual Meeting is being made by mail. Officers, directors and employees of IndyMac, none of whom will receive additional compensation therefor, may also solicit proxies by telephone or other personal or electronic contact. IndyMac has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses. IndyMac will bear the cost of the solicitation of proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

      A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to IndyMac. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by properly signed and returned proxies in the accompanying form, unless revoked, will be voted in accordance with the instructions given thereon. If no instructions are given, the shares will be voted in favor of Proposals One and Two described in this Proxy Statement.

      Only holders of shares of IndyMac’s Common Stock, par value $0.01 per share (the “Common Stock”), of record at the close of business on the March 3, 2003 record date for the Annual Meeting will be entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. On the record date, 55,030,196 shares of Common Stock were outstanding. Stockholders will each be entitled to one vote per share of Common Stock held by them.

      Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to IndyMac’s Bylaws and the Delaware General Corporation Law (the “DGCL”), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and “broker non-votes” (that is, proxies from brokers or nominees as to which such persons have not received instructions from the beneficial owners or other persons entitled to vote with respect to a matter on which the brokers or nominees do not have the discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. With respect to any proposal requiring the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting, a broker non-vote will be deemed “not entitled to vote” on the proposal for which the non-vote is indicated and will, therefore, have no legal effect on the vote on that proposal. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be sufficient for the approval of Proposals One and Two described in this Proxy Statement. Accordingly, broker non-votes will have no legal effect with respect to the vote on these proposals.

RECEIVE YOUR ANNUAL REPORT AND

PROXY STATEMENT ON-LINE NEXT YEAR

      You can save IndyMac future postage and printing expense by consenting to receive future annual reports and proxy statements over the Internet instead of receiving paper copies in the mail.

      Stockholders will be given the opportunity to consent to future Internet delivery. You may consent to future Internet delivery by so indicating in the space provided on the enclosed proxy card. For some stockholders this option will only be available if the stock brokerage firm, bank or other record holder of their shares makes appropriate provision to obtain such consent or if they vote electronically by the Internet when they vote their proxy this year.

      If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of this means of delivery to you.

      If you consent, your account will be so noted and, when the proxy statement for the 2004 Annual Meeting of Stockholders and IndyMac’s 2003 Annual Report become available, you will be notified on how to access them on the Internet.

      Stockholders who elected last year to receive their IndyMac materials via the Internet this year will be notified of the Internet location of the materials at the same time the materials are distributed to all other IndyMac stockholders.

      If you elect to receive your IndyMac materials via the Internet, you can still request paper copies by writing to Investor Relations at IndyMac Bancorp, Inc., 155 N. Lake Avenue, P.O. Box 7211, Pasadena, California 91109-7137.

PRINCIPAL STOCKHOLDERS

      The following table shows, with respect to each person or entity known by IndyMac to be the beneficial owner of more than 5% of IndyMac’s outstanding Common Stock as of February 13, 2003, (a) the number of shares of Common Stock so owned, and (b) the percentage of all outstanding shares represented by such ownership (based upon the most recently reported number of shares outstanding as of that date).

	Number	Percent
Name and Address of Beneficial Owner	of Shares	of Class

Capital Group International, Inc.(1)	6,115,600	11%
Capital Guardian Trust Company 11100 Santa Monica Boulevard Los Angeles, California 90025
NWQ Investment Management Company, LLC(2)	3,779,191	6.8%
2049 Century Park East, 4th Floor Los Angeles, California 90067

(1)	Based upon Amendment No. 5 to Schedule 13G filed February 11, 2003 with the Securities and Exchange Commission. Capital Guardian Trust Company (“Capital Guardian”) is a wholly owned subsidiary of Capital Group International, Inc. (“Capital Group”) and the 5,606,900 shares beneficially owned by Capital Guardian are included in those shown as beneficially owned by Capital Group. Capital Group reports that it has no investment or voting power with respect to any of the shares shown and that investment, and in some cases, voting power with respect to the shares is held by investment management company subsidiaries of Capital Group on behalf of their respective clients. Capital Guardian is a bank that is deemed the beneficial owner of 5,606,900 shares as a result of its service as investment manager of various institutional accounts. It reports that it has sole investment and, in some cases, voting power with respect to the shares beneficially owned by it.

(2)	Based upon Schedule 13G filed February 13, 2003 with the Securities and Exchange Commission.

PROPOSAL ONE

ELECTION OF DIRECTORS

      IndyMac has seven directors. The seven current directors are nominees for election as directors to serve until the next annual meeting and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board of Directors to replace that nominee.

Director Nominees

      The following persons have been nominated to serve as directors of IndyMac for the ensuing year:

      Michael W. Perry, age 40, is Chief Executive Officer and Chairman of the Board of Directors of IndyMac and IndyMac Bank, F.S.B., a wholly owned subsidiary of IndyMac (“IndyMac Bank”). He has been a director of IndyMac since October 1997 and served as Vice Chairman of the Board of Directors of IndyMac and IndyMac Bank from March 2000 until February 2003 when he was appointed Chairman of the Board of Directors of IndyMac and IndyMac Bank following the retirement of David S. Loeb, the former Chairman of both IndyMac and IndyMac Bank. Mr. Perry has been with IndyMac since January 1993 and previously served as President of IndyMac from January 1997 to February 1999, and Chief Operating Officer from January 1993 to January 1997. Mr. Perry has direct responsibility for the management of IndyMac and its subsidiaries. From May 1987 to December 1992, he served in various positions with Commerce Security Bank, including as Senior Executive Vice President in charge of the Mortgage Banking Division and as Chief Financial Officer. He has over 16 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

      Louis E. Caldera, age 46, became a director of IndyMac Bancorp in May 2002. He is also a director of IndyMac Bank. Since 2001, Mr. Caldera has been Vice Chancellor for University Advancement of The California State University System. Prior to this position, Mr. Caldera held two appointed posts in the Clinton administration — Secretary of the Army from 1998 to 2001 and Managing Director and Chief Operating Officer of the Corporation for National and Community Service from 1997 to 1998. Mr. Caldera served three terms in the California State Assembly, from 1992 to 1997, representing the 46th District. Prior to his election to the Assembly, he worked as a deputy county counsel for the County of Los Angeles and as an attorney in private practice, including at the law firm of O’Melveny & Myers LLP. He currently serves on the Board of Directors of Belo Corporation and Iomega Corporation. Mr. Caldera received a B.S. from the United States Military Academy, an M.B.A. from Harvard Business School and a J.D. from Harvard Law School.

      Lyle E. Gramley, age 76, has been a director of IndyMac since January 1993. He is also a director of IndyMac Bank. Mr. Gramley is a former member of the Board of Governors of the Federal Reserve System. Since September 1985, he has been employed by the Mortgage Bankers Association of America as its chief economist and, more recently, as a consulting economist. During that period he also has been self-employed as an economic consultant. Since June 2002, Mr. Gramley has been a Senior Economic Advisor with the Schwab Washington Reserve Group. He serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management.

      Hugh M. Grant, age 66, has been a director of IndyMac since May 2000. He is also a director of IndyMac Bank. Since 1996, Mr. Grant has been a business consultant. Prior to 1996, he spent approximately 38 years with Ernst & Young LLP (including service with Arthur Young & Company before its 1989 merger with Ernst & Whinney) where, among other things, he was Vice-Chairman and Regional Managing Partner-Western United States. He is a Director and member of the Audit Committee of Tetra Tech, Inc. Mr. Grant also serves on the Board of Directors and as Chairman of the Audit Committee of Inglewood Park Cemetery.

      Patrick C. Haden, age 50, has been a director of IndyMac since March 2000. He is also a director of IndyMac Bank. Mr. Haden has been a general partner of Riordan, Lewis & Haden, an equity investment firm, since 1987. Mr. Haden serves on the Board of Directors of Tetra Tech, Inc., Elkay Plastics Co., Inc., Financial Pacific Insurance Group, Inc. and Bradshaw International, Inc. He serves on the Compensation Committee and the Audit Committee of the Board of Directors of Tetra Tech, Inc. Mr. Haden graduated Magna Cum Laude, Phi Beta Kappa from the University of Southern California and was awarded a Rhodes Scholarship to study Economics at Oxford University in England. Mr. Haden received a J.D. from Loyola Law School.

      Robert L. Hunt II, age 52, has been a director of IndyMac since November 2001. Mr. Hunt is also a director of IndyMac Bank. Mr. Hunt held the position of President and Chief Operating Officer of Coast Savings Financial, Inc. and its subsidiary, Coast Federal Bank, from 1991 to 1998 when Coast was acquired by H.F. Ahmanson & Company, the holding company for Home Savings of America. Mr. Hunt is currently a trustee for the Coast Federal Contingent Payments Rights Litigation Trust, a publicly traded entity that was spun off by Coast Federal at the time of its acquisition. He served as Chief Financial Officer and Executive Vice President of Coast Federal Bank from 1983 to 1991. Prior to his service at Coast Federal Bank, Mr. Hunt held the position of Vice President and Controller of Fidelity Federal Savings and Loan from 1980 to 1983 and was an audit manager at the public accounting firm of KPMG Peat Marwick where he served from 1972 to 1980. Mr. Hunt is a graduate of the University of Southern California.

      James R. Ukropina, age 65, has been a director of IndyMac since February 2001. He is also a director of IndyMac Bank. In January 2003, Mr. Ukropina assumed the position of Chief Executive Officer of Directions, LLC, a management and strategic consulting firm. Since February 2001, he has been Of Counsel to O’Melveny & Myers LLP and from 1992 to that date he served as a senior partner with that firm. He serves on the Board of Directors of Lockheed Martin Corporation, Pacific Life Insurance Company, Central Natural Resources Corporation and The TCW Group, Inc. He also serves on the Audit Committee and the Ethics and

Nominating Committee of the Board of Directors of Lockheed Martin Corporation. Mr. Ukropina previously served on the Boards of Directors of Security Pacific Corporation, Santa Fe International Corporation, Miller’s Outpost, Stanford University, the California Chamber of Commerce, the California Business Roundtable, Occidental College, Executive Service Corps of Southern California, the Advisory Council of the Stanford Graduate School of Business, KCET, a public television station in Los Angeles, and the California Economic Development Corporation. Mr. Ukropina received an A.B. from Stanford University, an M.B.A. from the Stanford Graduate School of Business Administration, and an L.L.B. from the University of Southern California Law School, where he was Editor-in-Chief of the Southern California Law Review.

Vote Required; Board Recommendation

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting will be required to elect the directors.

      The Board of Directors recommends that stockholders vote FOR each of the nominees. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

Board Meetings and Attendance

      The Board of Directors held four meetings, in person or by telephone, during 2002. Each Board member attended 75% or more of the Board and applicable committee meetings held during 2002 except for Mr. Perry, who was unable to attend two of the three Asset and Liability Committee meetings due to other Board obligations. In July 2002, Mr. Perry resigned from the Asset and Liability Committee and has no additional committee assignments, which allows him to participate in Board committee meetings as required. It is estimated that during 2002 each Board member spent approximately 265 hours in Board and committee meetings and in preparation time for those meetings.

      The Asset and Liability Committee of the Board of Directors advises and consults with management concerning IndyMac’s financing strategy, financial policies and financial condition. The committee held three meetings in 2002. The committee consists of Messrs. Gramley and Hunt. Mr. Perry served on the committee until July 22, 2002 and Mr. Loeb, IndyMac’s former Chairman, served on the committee until his retirement on February 10, 2003. Mr. Hunt joined the committee on January 17, 2003. The chairman of the committee is Mr. Gramley.

      The Audit Committee of the Board of Directors monitors IndyMac’s audit, accounting and financial reporting processes and system of internal controls. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A. In the opinion of the Board of Directors of IndyMac, all current members of the Audit Committee are independent directors as required by the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) (see the further discussion below regarding director independence and audit committee financial experts in “Corporate Governance”). The committee held seven meetings in 2002. The committee consists of Messrs. Grant, Hunt and Ukropina. The chairman of the committee is Mr. Grant.

      The Management Development and Compensation Committee (“Compensation Committee”) of the Board of Directors establishes, reviews and monitors IndyMac’s compensation philosophy and practices. The Compensation Committee administers IndyMac’s stock award plans and loan plans, oversees management’s administration of IndyMac’s deferred compensation plan and defined benefit pension plan, and reviews the compensation of IndyMac’s executive officers. The committee held seven meetings in 2002. The committee consists of Messrs. Ukropina, Caldera and Hunt, each of whom is a non-employee director of IndyMac. Mr. Haden served on this committee until May 1, 2002. Former director Frederick J. Napolitano served on the committee until his retirement from the Board on August 1, 2002. Messrs. Caldera and Hunt joined the committee on May 1, 2002 and July 11, 2002, respectively. The chairman of the committee is Mr. Ukropina.

      The Nominating and Governance Committee of the Board of Directors reviews and recommends to the Board of Directors, among other things, Board membership criteria, nominees for election as directors at the Annual Meeting of Stockholders, membership of the committees of the Board and matters relating to the performance, compensation and independence of Board members. The committee will consider nominees for election as directors who are recommended by stockholders in accordance with IndyMac’s bylaws. To be timely, such recommendations must be received by the Corporate Secretary of IndyMac at IndyMac’s principal executive offices not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and must be accompanied by the information specified in the bylaws. The committee held four meetings in 2002. The committee consists of Messrs. Haden, Grant and Ukropina. Mr. Napolitano served on the committee until his retirement from the Board on August 1, 2002. The chairman of the committee is Mr. Haden.

IndyMac Bank Board

      Each member of the IndyMac Board of Directors also serves as a director of IndyMac Bank, IndyMac’s principal operating subsidiary. The IndyMac Bank Board of Directors also has two independent directors who do not serve on the IndyMac Board of Directors. The IndyMac and IndyMac Bank Board of Directors meetings are held concurrently. The following are the persons who serve as directors of IndyMac Bank only:

      Lydia H. Kennard, age 48, became a director of IndyMac Bank in May 2002. Ms. Kennard was appointed Executive Director of Los Angeles World Airports (“LAWA”) in March 2000, after acting as Interim Executive Director since August 1999. She joined LAWA in 1994 as Deputy Executive Director for Design and Construction. Prior to this, she was President of KDG Development Construction Consulting, a Los Angeles-based firm specializing in land-use planning, development, programming and construction management for public and private sector clients. Ms. Kennard received a B.A. from Stanford University, a Masters from the Massachusetts Institute of Technology and a J.D. from Harvard Law School.

      Senator John Seymour (ret.), age 65, has been a director of IndyMac Bank since July 2000. He served as a California State Senator from 1982 to 1991 and as a United States Senator from 1991 to 1992 as a late-term replacement for California’s newly elected Governor. Senator Seymour is the Chief Executive Officer of the Southern California Housing Development Corporation and serves on the Board of Directors of Orange Coast Title Insurance. Mr. Seymour previously served on the Boards of Directors of Los Angeles Federal Savings Bank, Irvine Apartment Communities, Inco Homes and Countrywide Financial Services. He has also served the City of Anaheim, California as Mayor and as a member of the City Council. Senator Seymour was President and Chief Executive Officer of Seymour Realty and Investment Company from 1964 to 1982. He received a B.S. in business and finance from the University of California, Los Angeles.

Director Compensation

      During 2002, each IndyMac director who was not an employee of IndyMac received (a) an annual retainer fee of $50,000 (or a pro rata amount in the case of Mr. Caldera, who was appointed to the Board of Directors in May 2002), (b) a $2,500 fee for each IndyMac Bank meeting attended by the director (commencing April 25, 2002), (c) a $2,500 fee for each committee meeting attended by the director following the first four meetings attended (commencing April 25, 2002), (d) a $2,500 fee for each committee meeting chaired by the director (commencing April 25, 2002), and (e) reimbursement for expenses related to attending meetings. On May 1, 2002, each outside director received a stock option grant covering 15,092 shares of Common Stock, with an exercise price of $25.02 per share. All of the options become exercisable one year after the grant date. Directors of IndyMac are eligible to participate in IndyMac’s Deferred Compensation Plan, which through December 31, 2002 allowed directors to defer all or a portion of their annual retainer and committee meeting fees. The Deferred Compensation Plan requires the deferral of an annual minimum amount of at least $2,000 for a number of years designated by a participating director, subject to a minimum deferral period of five years, with IndyMac matching a percentage of the 2002 deferrals. For 2002, the Deferred Compensation Plan provided a return of 8.5%. During 2002, Messrs. Gramley and Haden deferred $77,500 and $3,300, respectively, of their annual retainer and committee fees, and IndyMac contributed $3,100 and $1,650 to their respective deferred compensation accounts as matching funds.

      IndyMac has a Director Emeritus program under which a retiring director who has attained at least the age of 65, has served as a director of IndyMac for at least five years and is in good standing may agree to provide consulting and advisory services to IndyMac in exchange for a percentage of the annual retainer paid to the director during the preceding twelve months that is based on the director’s length of service prior to becoming a Director Emeritus. The program also requires that a Director Emeritus refrain from competing with IndyMac and becoming affiliated with any competitor of IndyMac.

      Thomas J. Kearns, who retired from the Board of Directors effective January 21, 2002, currently participates in the Director Emeritus program. He will receive an annual retirement benefit of $42,000 for the remainder of his life. In addition to this benefit under the Director Emeritus program, Mr. Kearns will receive an additional $20,000 on each of the first and second anniversary dates of his retirement for specific consulting services he has agreed to provide to IndyMac. The retirement age requirement for this program was waived for Mr. Kearns in recognition of his service as a director of IndyMac for over 10 years. Upon his retirement and pursuant to the terms of his stock option grants, Mr. Kearns’ unvested stock options became exercisable for a period of 12 months following his retirement date.

      Mr. Napolitano, who retired from the Board of Directors effective August 1, 2002, met all requirements of the Director Emeritus program. Under the program, Mr. Napolitano will receive an annual retirement benefit of $76,000 for the remainder of his life. Upon his retirement and pursuant to the terms of his stock option grants, Mr. Napolitano’s unvested stock options became exercisable for a period of 12 months following his retirement date.

CORPORATE GOVERNANCE

General

      IndyMac adopted formal corporate governance standards in January 2002 and regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act, which, among other things, establishes or provides the basis for a number of new corporate governance standards and disclosure requirements. In addition, the New York Stock Exchange has proposed changes to its corporate governance requirements for listed companies. The Nominating and Governance Committee has reviewed and discussed IndyMac’s compliance with the new requirements with the full Board. A number of the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange rules are subject to final Securities and Exchange Commission action and, therefore, have not yet become effective (or in some cases the transition periods for compliance with the new requirements have not expired). We believe our corporate governance standards already met most of the proposed new requirements. To the extent they did not, we have implemented certain of the proposed rules changes, including by amending the charters of the Compensation Committee and the Audit Committee and the Board’s Guidelines for Corporate Governance Issues. If required, the Board and its committees will take appropriate action, including by further amending Board standards or committee charters, to ensure continued compliance once final rules have been adopted. You may obtain the standards and charters of the Board and its committees by accessing the “Investors” section of www.IndyMacBank.com or by writing to IndyMac’s Corporate Secretary at IndyMac Bancorp, Inc., 155 North Lake Avenue, Pasadena, California 91101.

Director Independence and Presiding Director

      In October 2002, the Nominating and Governance Committee of the Board of Directors adopted criteria and procedures for evaluating the independence of IndyMac’s directors based on the proposed new listing standards of the New York Stock Exchange. Pursuant to these procedures, the Board undertook its annual review of director independence in early March 2003. During this review, the Board considered relationships and transactions during the past five years between each director or any member of his or her immediate family and IndyMac and its subsidiaries and affiliates, including those reported under “Certain Transactions and Business Relationships” below. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

      Based on the review, the Board of Directors affirmatively determined that all of the directors nominated for election at the Annual Meeting other than Mr. Perry, IndyMac’s Chairman of the Board and Chief

Executive Officer, are independent of IndyMac and its management under the criteria established by the Nominating and Governance Committee of the Board, which equals 86% of the Board of Directors.

      The Board of Directors’ amended Guidelines for Corporate Governance Issues require the Board to appoint a presiding director who is an independent director and is to be selected from among the Chairmen of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. In October 2002, the Board appointed Mr. Ukropina, Chairman of the Compensation Committee, to the presiding director position to serve until the Annual Meeting and for one year thereafter upon his re-election as a director of IndyMac at the Annual Meeting. As presiding director, Mr. Ukropina chairs the executive sessions of the Board meetings, in which the Board meets without the Chairman and Chief Executive Officer and other officers. The Board of Directors met in executive session at each of its four meetings in 2002.

Audit Committee Financial Experts

      Pursuant to the rules adopted by the Securities and Exchange Commission under Section 407 of the Sarbanes-Oxley Act, the Board undertook a review of the qualifications and expertise of the Audit Committee members in early March 2003. Based on this review, the Board of Directors has determined that all of the members of the Audit Committee are “audit committee financial experts,” as required by the Securities and Exchange Commission rules and the Sarbanes-Oxley Act.

Director and Executive Officer Stock Ownership Policies

      In October 2002, the Nominating and Governance Committee and the Compensation Committee of the Board of Directors adopted stock ownership requirements for IndyMac’s directors and executive officers, respectively. The requirements specify that directors who have served on the Board for at least three years are expected to own Common Stock (including vested stock options) with a value equal to the annual Board retainer fee. IndyMac’s Chief Executive Officer, with a tenure of more than five years, is expected to own Common Stock (including vested stock options) with a value equal to five times his annual base salary. All other executive officers of IndyMac are expected to own Common Stock (including vested stock options) with a value equal to two times each of their base salaries if their tenure is five or more years and equal to each of their base salaries if their tenure is less than five years. Although these stock ownership requirements do not mandate the purchase of Common Stock, any director or executive officer who has not met the ownership requirements is expected to refrain from selling any Common Stock until he or she has met the ownership requirements. Currently all of the directors, including Mr. Perry, in his capacity as Chief Executive Officer, meet or exceed these requirements.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table provides information concerning the beneficial ownership of Common Stock by each director nominee, including IndyMac’s Chairman and Chief Executive Officer, each of IndyMac’s other four most highly compensated executive officers, and all executive officers and directors as a group, as of December 31, 2002. Except as otherwise indicated, all persons listed below have sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by their spouses, and have record and beneficial ownership of their shares.

	Shares of Common
	Stock Owned		Percent
Name	Beneficially(1)		of Class

Michael W. Perry	1,598,085	(2)	2.91%
Louis E. Caldera	1,000		*
Lyle E. Gramley	145,678	(3)	*
Hugh M. Grant	37,544		*
Patrick C. Haden	46,459	(4)	*
Robert L. Hunt II	7,772		*
James R. Ukropina	17,544		*
David S. Loeb	448,164		*
Richard H. Wohl	646,667		1.18%
S. Blair Abernathy	217,007	(5)	*
Grosvenor G. Nichols	80,480	(6)(7)	*
All directors and executive officers as a group (19 persons)	3,606,110		6.58%

*	Less than one percent of class.

(1)	Includes shares that may be purchased through stock options currently exercisable or exercisable within 60 days of December 31, 2002 held by the following persons: Mr. Perry, 1,439,430 shares; Mr. Gramley, 55,544 shares; Mr. Grant, 35,544 shares; Mr. Haden, 35,544 shares; Mr. Hunt, 7,772 shares; Mr. Ukropina, 15,544 shares; Mr. Loeb, 325,000 shares; Mr. Wohl, 631,720 shares; Mr. Abernathy, 204,998 shares; Mr. Nichols, 67,539 shares; and all directors and executive officers as a group, 3,166,122 shares.

(2)	Includes 1,315 shares held in Mr. Perry’s 401(k) account.

(3)	Includes 13,225 shares owned by Marlys Gramley, the wife of Mr. Gramley.

(4)	Includes 5,075 shares owned by Cindy Haden, the wife of Mr. Haden.

(5)	Includes 975 shares held in Mr. Abernathy’s 401(k) account.

(6)	Includes 326 shares held in Mr. Nichols’ 401(k) account.

(7)	Includes 400 shares owned by Alexandra Nichols, the daughter of Mr. Nichols, and 5,000 shares owned by a trust for which Mr. Nichols serves as trustee.

EXECUTIVE OFFICERS

      The executive officers of IndyMac are:

			Officer
Name	Age	Office	Since

Michael W. Perry	40	Chairman and Chief Executive Officer of IndyMac and IndyMac Bank	1993
Richard H. Wohl	44	Senior Executive Vice President of IndyMac Bank and Chief Executive Officer of IndyMac Mortgage Bank	1994
S. Blair Abernathy	41	Executive Vice President, Secondary Marketing of IndyMac Bank	1994
William A. Hawkins	60	Executive Vice President of IndyMac Bank and President of IndyMac Retail Bank	1999
A. Scott Keys	40	Executive Vice President and Chief Financial Officer of IndyMac and IndyMac Bank	2002
Roger H. Molvar	47	Executive Vice President of IndyMac Bank and Chief Executive Officer of IndyMac Consumer Bank	2000
Mark C. Nelson	52	Executive Vice President, Enterprise Technology Group of IndyMac Bank	1999
Grosvenor G. Nichols	53	Executive Vice President, Director of Enterprise Risk Management of IndyMac and IndyMac Bank	1998
John D. Olinski	43	Executive Vice President and Chief Investment Officer of IndyMac and IndyMac Bank	1999
Thomas H. Potts	53	Executive Vice President, People, Process and Strategy of IndyMac and IndyMac Bank	2002
Richard L. Sommers	50	Executive Vice President and General Counsel of IndyMac and IndyMac Bank	1999
Charles A. Williams	44	Executive Vice President and General Auditor of IndyMac and Executive Vice President, Director of Internal Audit of IndyMac Bank	2001

Biographical information with respect to Mr. Perry is set forth above under “Election of Directors — Director Nominees.”

      Richard H. Wohl is Senior Executive Vice President of IndyMac Bank and Chief Executive Officer of IndyMac Mortgage Bank. Mr. Wohl is responsible for IndyMac Bank’s mortgage banking business and each of its customer channels, products and key support functions, such as mortgage lending technology. Mr. Wohl previously served IndyMac in several capacities, including as general counsel and secretary from April 1994 to February 1999, and as Chief Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000. Prior to joining IndyMac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, California where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received a J.D. from Harvard Law School, where he was an editor of the Harvard Law Review.

      S. Blair Abernathy is Executive Vice President, Secondary Marketing of IndyMac Bank. Mr. Abernathy is responsible for the hedging, trading, product development, risk-based pricing and secondary marketing functions of IndyMac Bank. Prior to joining IndyMac in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries. Mr. Abernathy received a B.S. in business administration from California State University, Sacramento.

      William A. Hawkins is Executive Vice President of IndyMac Bank and President of IndyMac Retail Bank. Mr. Hawkins is responsible for all aspects of IndyMac Bank’s retail banking initiative, including its ten retail branches in the San Gabriel Valley, Internet-banking and call center management, community lending as well as responsibilities for the service corporation through which IndyMac Bank offers investment and insurance products. Mr. Hawkins joined IndyMac in September 1999 in preparation for IndyMac’s acquisition of SGV Bancorp. Prior to joining IndyMac, Mr. Hawkins was President and Chief Operating Officer of American General Bank, FSB, a subsidiary of American General Corporation. Before joining American General Corporation, Mr. Hawkins held the position of President and Chief Executive Officer of Griffin Financial Services, the brokerage and mutual fund subsidiary of H.F. Ahmanson & Company. Mr. Hawkins received a B.S. in business administration from West Coast University and an M.B.A. from University of LaVerne.

      A. Scott Keys is Executive Vice President and Chief Financial Officer of IndyMac and IndyMac Bank. Mr. Keys is responsible for accounting, tax, financial planning, analysis and reporting, finance and treasury functions, and investor and media relations, and serves as Chairman of the management Asset and Liability Committee (“ALCO”). Prior to joining IndyMac in March 2002, Mr. Keys was a partner with Ernst & Young LLP in its Columbus, Ohio office. He most recently served as the partner in charge of the Ohio Valley Banking Practice for Ernst & Young LLP, serving a number of regional banking companies and large mortgage companies. Prior to becoming a partner with Ernst & Young LLP in October 1999, Mr. Keys held various professional staff positions with the firm in its Columbus, Ohio and Los Angeles, California offices beginning in September 1986. Mr. Keys is a Certified Public Accountant and received a B.S. in accounting from Loyola Marymount University.

      Roger H. Molvar is Executive Vice President of IndyMac Bank and Chief Executive Officer of IndyMac Consumer Bank. Mr. Molvar is responsible for IndyMac Bank’s consumer banking business, including its retail banking, direct to consumer mortgage lending and home equity lending activities. Previously, he served as Executive Vice President and Chief Administrative Officer of IndyMac and IndyMac Bank. Prior to joining IndyMac in July 2000, among other responsibilities, he was Senior Vice President and Management Committee member of The Times Mirror Company, Senior Vice President and Comptroller, First Interstate Bank, Chief Financial Officer, Helionetics, Inc. and a senior manager at Arthur Andersen. Mr. Molvar chairs the Executive Committee of the SEC and Financial Reporting Institute–University of Southern California, having previously served as a member of the Accounting Standards Executive Committee (AcSEC) and its Business Combinations Task Force (1995 to 1998). He is a past member of the Financial Executives Institute’s Advisory Committee on the use of Internet/ Intranet technologies and was Chairman of the FASB’s Working Group on the delivery of financial information to investors via web-enabled strategies. His affiliations include the American Institute of Certified Public Accountants, where he recently completed duties on the Professional Ethics Executive Committee (the profession’s standards enforcement arm). Mr. Molvar received his undergraduate degree in business administration from the University of Washington. He is an honors graduate of the Graduate School of Financial Management–Dartmouth and the Stanford University Advanced Management College.

      Mark C. Nelson is Executive Vice President, Enterprise Technology Group of IndyMac Bank. The Enterprise Technology Group is comprised of several administrative and operational support units, including information technology, project management office, enterprise security, business continuity planning, corporate procurement, and real estate and facilities management. Prior to assuming his current responsibilities in the latter part of 2001, Mr. Nelson served as President of IndyMac Bank’s Commercial Lending Group. He provided consulting services to IndyMac prior to joining IndyMac in April 1999. Mr. Nelson has 29 years of diversified senior financial and general management experience, spanning public accounting and public and private industry. While working for Deloitte Haskins & Sells, Mr. Nelson qualified as a Certified Public Accountant. Mr. Nelson received a B.S. in accounting and finance from the University of Southern California.

      Grosvenor G. Nichols is Executive Vice President, Director of Enterprise Risk Management of IndyMac and IndyMac Bank. Mr. Nichols is responsible for corporate credit risk management, internal audit, the legal department, corporate insurance, corporate governance, and regulatory and rating agency relations, and serves as Vice Chairman of the management ALCO. Prior to joining IndyMac in 1998, he served as a director at

KPMG Peat Marwick and became the national practice leader for the firm’s community banking practice. Prior to his position with KPMG Peat Marwick, Mr. Nichols served as chairman and chief executive officer of Comstock Mortgage, a mortgage brokerage company in Sacramento, and prior to that, Mr. Nichols was one of the organizers of Commerce Savings Bank in Sacramento and served as its president and chief executive officer. He led that institution from its organizational phase through its opening and subsequent conversion to a state chartered bank, Commerce Security Bank. Mr. Nichols received a B.A. in English from Middlebury College and an M.B.A. from Stanford University with a concentration in finance.

      John D. Olinski is Executive Vice President, Chief Investment Officer of IndyMac and IndyMac Bank and is responsible for a $5 billion investment portfolio and IndyMac Bank’s servicing operations. He is also a member of IndyMac Bank’s management ALCO. Previous responsibilities at IndyMac include Director of Corporate Finance/ Treasury and Chairman of the management ALCO. Prior to joining IndyMac in April 1999, Mr. Olinski was an equity analyst focusing on consumer products for a regional investment bank. Mr. Olinski, who is a Chartered Financial Analyst, has fifteen years of commercial and merchant banking experience with Security Pacific Merchant Bank, Sanwa Bank California (now Bank of the West) and Lloyds Bank California. Mr. Olinski received a B.A. in management science from the University of California, San Diego and an M.B.A. in finance and accounting from the University of Southern California.

      Thomas H. Potts is Executive Vice President, People, Process and Strategy of IndyMac and IndyMac Bank. Mr. Potts is responsible for a number of administrative and operational support units, including human resources, customer service, strategic planning, mergers and acquisitions, and the Six Sigma program. Prior to joining IndyMac in August 2002, Mr. Potts was President and a director of Dynex Capital, Inc., a real estate investment trust, beginning with its organization in December 1987. He was responsible for the formation and the public offering of Dynex Capital, Inc. in 1988 and continues to serve as a director of the company. From 1984 to 1992, Mr. Potts served in various key executive management roles with The Ryland Group, Inc., a leading single-family homebuilder. Mr. Potts also served as President and a director of Mentor Income Fund, Inc. from its inception in December 1988 until June 1992. Mr. Potts received a B.A. from Princeton University and an M.B.A. from Stanford University.

      Richard L. Sommers is Executive Vice President and General Counsel of IndyMac and IndyMac Bank. Prior to joining IndyMac in 1999, he was a partner at Sheppard, Mullin, Richter & Hampton in Los Angeles, California where he had practiced for 22 years and specialized in real estate and commercial finance. Mr. Sommers received a B.S. in finance from the University of Illinois and a J.D. from the University of Michigan, where he was an editor of the Michigan Law Review.

      Charles A. Williams is Executive Vice President and General Auditor of IndyMac and Executive Vice President, Director of Internal Audit of IndyMac Bank. Mr. Williams joined IndyMac in October 2001 with over 18 years of related experience. Prior to joining IndyMac, he was with Deloitte & Touche’s Enterprise Risk Services Group where he was a senior manager for the Pacific Southwest Region Internal Audit Services practice for the financial services industry. His clients included primarily banks, thrifts and mortgage lenders, including large regional and national entities. Prior to his position with Deloitte & Touche, Mr. Williams spent over 11 years as the chief auditor for Redlands Federal Bank, a federally regulated thrift institution. Mr. Williams received a B.S. from Southern Illinois University, majoring in finance and business economics, and an M.B.A. from Southern Illinois University specializing in finance. He is a Certified Internal Auditor and a Certified Risk Professional.

EXECUTIVE COMPENSATION

      The following table sets forth the cash and other compensation paid by IndyMac and its subsidiaries to the named executive officers of IndyMac for all services in all capacities during the years indicated.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards

								Restricted	Securities
								Stock	Underlying
Name and Principal						Other Annual		Award	Options	All Other
Position	Year	Salary(1)		Bonus(1)		Compensation		($)	(#)	Compensation(2)

David S. Loeb(3)	2002	$700,000		$—		$—		—	—	$—
Former Chairman of	2001	687,500		—		—		—	500,000	—
the Board	2002	550,000		—		—		—	125,000	—
Michael W. Perry(4)	2002	1,000,000		860,000		80,261	(5)	—	1,000,000	53,481
Chairman and Chief	2001	830,821		1,000,000		68,793		—	1,000,000	116,536
Executive Officer	2000	754,646		—		87,936		—	1,000,000	91,245
Richard H. Wohl	2002	544,500	(6)	200,000		7,494	(7)	—	500,000	85,167
Senior Executive Vice	2001	491,293		200,000		6,024		—	500,000	59,536
President, IndyMac Bank	2000	441,667		185,638		—		—	500,000	91,842
S. Blair Abernathy	2002	308,333		225,000		11,313	(7)	—	—	19,975
Executive Vice,	2001	287,605		150,000		8,798		—	250,000	37,301
President, IndyMac Bank	2000	231,094		320,998		—		—	37,500	34,826
Grosvenor G. Nichols	2002	239,260		254,850		1,726	(7)	—	11,913	9,479
Executive Vice	2001	230,740		147,500	(8)	—		—	11,308	1,981
President	2000	225,865		75,000		—		—	15,000	2,813

(1)	Salary and bonus amounts deferred at the election of the named executive officer to a subsequent year are included for the fiscal year in which such amounts were earned.

(2)	Amounts shown for 2002 consist of the following: (a) Mr. Perry: split-dollar life insurance premiums paid by IndyMac — $8,381; IndyMac contribution to 401(k) Plan — $5,100; IndyMac contribution to deferred compensation account — $40,000; (b) Mr. Wohl: split-dollar life insurance premiums paid by IndyMac — $24,680; IndyMac contribution to 401(k) Plan — $5,100; IndyMac contribution to deferred compensation account — $29,780; forgiveness of loan — $25,607; (c) Mr. Abernathy: IndyMac contribution to 401(k) Plan — $5,100; IndyMac contribution to deferred compensation account — $14,875 (d) Mr. Nichols: IndyMac contribution to 401(k) Plan — $2,088; IndyMac contribution to deferred compensation account — $7,391.

(3)	Mr. Loeb was a director and executive officer of IndyMac until his retirement effective February 10, 2003. The amount of salary represents compensation for Mr. Loeb’s service as an executive officer pursuant to an employment agreement entered into with IndyMac on December 30, 1998. See “Employment Agreements” and “Compensation Committee Report on Executive Compensation.”

(4)	Mr. Perry is Chairman of the Board and Chief Executive Officer of IndyMac. Mr. Perry is compensated as an executive officer of IndyMac pursuant to an employment agreement entered into with IndyMac on February 1, 2002. See “Employment Agreements” and “Compensation Committee Report on Executive Compensation.”

(5)	Amount shown includes the following: $13,200 for car allowance; $11,789 for financial and tax planning; $28,589 for club dues; $26,683 for interest accrued on deferred compensation in excess of the applicable federal rate.

(6)	Amount shown does not reflect the increase in Mr. Wohl’s base salary that was effective December 2002, which will be paid in 2003.

(7)	Amounts shown consist of interest accrued on deferred compensation in excess of the applicable federal rate.

(8)	A portion of this amount was a one-time special bonus paid to Mr. Nichols for his leading role in the successful completion of IndyMac Bank’s first regulatory exam following IndyMac’s acquisition of IndyMac Bank.

Stock Award Plans

      General. Stock options have been granted to directors and officers of IndyMac and IndyMac Bank pursuant to IndyMac’s two active stock award plans: the 2002 Incentive Plan (“2002 Plan”) and the 2000 Stock Incentive Plan (“2000 Plan”). Additional stock options were also granted to directors and executive officers of IndyMac under prior stock award plans that have since been terminated. The termination of the prior plans did not affect the validity of stock options granted thereunder, some of which are currently outstanding. The stock award plans are administered by the Compensation Committee of the Board of Directors.

Stock Option Grants in Fiscal Year 2002

Individual Grants

	Number of	% of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options Granted	Employees in	Price	Expiration	Grant Date
Name	(#)(1)	Fiscal Year	($/Share)(2)	Date	Present Value(3)

David S. Loeb	—	—%	$—	—	$—
Michael W. Perry	1,500,000 (4)	41.20	25.02	05/01/12	12,435,000 (4)
Richard H. Wohl	500,000	13.73	18.55	12/02/12	2,725,000
S. Blair Abernathy	—	—	—	—	—
Grosvenor G. Nichols	11,913	0.33	25.02	05/01/12	98,759

(1)	All stock options granted become immediately exercisable in the event of a “Change in Control” as defined in the stock award plans, unless otherwise provided in an officer’s employment agreement.

(2)	The exercise prices of $25.02 (for the May 2002 grants) and $18.55 (for the December 2002 grant) are the average of the high and low sales prices for the Common Stock, as published in the Western Edition of The Wall Street Journal, on the date of grant.

(3)	The present value of the options as of the grant date was calculated using a Black-Scholes single option-pricing model. The assumptions used for the grants in May 2002 to Messrs. Perry and Nichols were as follows: expected volatility of 32.11%, risk-free rate of return of 5.06% (approximately equal to the weighted average of the ten-year Treasury rate on the grant date), expected dividend yield of 0% and time to exercise of four years. The assumptions used for the grant in December 2002 to Mr. Wohl were as follows: expected volatility of 28.52%, risk-free rate of return of 4.24% (approximately equal to the weighted average of the ten-year Treasury rate on the grant date), expected dividend yield of 0% and time to exercise of four years. No discounting was done to account for non-transferability or vesting. At the grant dates of these options IndyMac’s policy was not to pay cash dividends. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(4)	The performance-based stock option for 500,000 shares of Common Stock that was granted to Mr. Perry on May 1, 2002 was cancelled in August 2002 at the request of Mr. Perry. See the further discussion concerning the option cancellation in “Employments Agreements” below. Neither Mr. Perry’s employment agreement nor the option cancellation agreement he entered into in connection with the option cancellation provide for any additional stock option grants or any compensation in lieu of the cancelled option. Excluding the cancelled option, Mr. Perry’s option grant is 31.84% of the total options granted to employees during 2002 and the grant date present value for Mr. Perry’s 2002 stock option grant is $8,290,000.

Aggregated Option Exercises in Fiscal Year 2002

and Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at FY-End(#)		Options at FY-End($)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David S. Loeb	—	$—	225,000	400,000	$867,188	$—
Michael W. Perry	125,000	984,100	1,039,430	2,400,000	5,743,051	4,162,500
Richard H. Wohl	31,200	482,723	431,720	1,200,000	2,387,608	2,081,250
S. Blair Abernathy	—	—	142,498	212,500	695,087	86,719
Grosvenor G. Nichols	—	—	58,770	24,452	371,468	34,688

      Delivery of Shares of Common Stock. Each recipient of a stock option is allowed to pay the exercise price of the stock option and/or any related withholding taxes through the delivery of Common Stock owned by the recipient for at least six months (or such other period as may be required under applicable law) and satisfying such other requirements as the Compensation Committee may specify from time to time, having an aggregate fair market value (as defined in the stock award plans) that is equal to the amount of cash that would otherwise be required to complete payment of the exercise price of the stock option and/or any related withholding taxes. Each recipient of restricted stock is allowed to pay the statutory withholding taxes due upon vesting through the delivery of a portion of the vested restricted stock having an aggregate fair market value (as defined in the stock award plans) that is equal to the amount of cash that would otherwise be required to pay the statutory withholding taxes.

      Stock Option Loan Plan. The Board of Directors previously adopted a loan plan (the “Prior Loan Plan”) under which loans were made to officers, directors and employees of IndyMac in connection with the exercise of stock options granted under IndyMac’s stock award plans. In 2000 and 2002, the Board of Directors amended and restated the Prior Loan Plan to provide financing for, among other things, the exercise of stock options granted under the 2000 Plan and the 2002 Plan (the “Amended and Restated Loan Plan”). The Amended and Restated Loan Plan is administered by the Compensation Committee. In compliance with Section 402 of the Sarbanes-Oxley Act, no director or executive officer of IndyMac may obtain a loan under the Amended and Restated Loan Plan, although loans outstanding under the Amended and Restated Loan Plan at the effective date of Section 402 of the Sarbanes-Oxley Act in July 2002 are grandfathered under the provisions of Section 402 and are allowed to remain outstanding (so long as they are not modified) until maturity.

      Under the Amended and Restated Loan Plan, officers (other than executive officers) and employees are permitted to obtain loans with principal amounts of up to (a) the purchase price required to be paid to IndyMac upon the exercise of one or more stock options, plus any applicable withholding taxes, less (b) 25% of the fair market value of the underlying Common Stock (as of the exercise date). Additionally, quarterly mark-to-market margin calls are required on loans with outstanding principal balances exceeding 90% of the fair market value of the Common Stock pledged to secure the loan (as of the last business day of each quarter). Penalties, including termination, may be imposed for failure to meet margin calls. In addition, the aggregate amount of loans that may be outstanding to any borrower is limited to $500,000 for officers with the title of Senior Vice President or above and $100,000 for all other borrowers.

      Loans may be for a period of five years, which term may be renewed at the Compensation Committee’s discretion, at interest rates that are determined by the Compensation Committee and that, at the option of the borrower, are either fixed for the term of the loan or adjustable annually by IndyMac, with such interest rates being required to be at all times at least sufficient to avoid imputed interest required under the Internal Revenue Code of 1986, as amended (the “Code”). Loans made under the Amended and Restated Loan Plan are direct, personal obligations of the borrower and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. Installments of principal and interest on loans made under the Amended and Restated Loan Plan are due quarterly, and dividends, if any, paid on the pledged Common Stock are required to be applied against such installments. To the extent that a dividend for any quarter is insufficient to pay the accrued interest for a quarterly installment, or no dividends are paid for the quarter, the interest is due and payable immediately. To the extent a quarterly dividend is insufficient to pay a quarterly installment of principal, or no dividends are paid for the quarter, the difference is payable upon the maturity of the loan. In the event of the sale or transfer of any of the shares of Common Stock pledged as a security, except under certain limited conditions, the unpaid principal balance and accrued interest become immediately due and payable to the extent of the proceeds (net of brokerage fees) realized from such sale or transfer.

      Loan Modification Program. The Board of Directors adopted a limit, to be met by December 31, 2002, on the aggregate amount of loans that may be outstanding at any time under the Amended and Restated Loan Plan and any other loan plan adopted by the Board of Directors equal to 1% of IndyMac’s consolidated net worth. At December 31, 2002, approximately $1.1 million of loans were outstanding, which was well below the limit at that date of approximately $8.5 million. In October 1999, the Board of Directors authorized a loan modification program for all loans outstanding to enable IndyMac to meet the 1% limitation (“Loan Modification Program”). Under the Loan Modification Program, each borrower was given a one-time opportunity to convert the borrower’s outstanding loan to a non-interest bearing loan that requires the borrower to pay down the borrower’s outstanding loan balance by 20% on the third business day following the release of IndyMac’s earnings for the quarters ended December 31, 2000, 2001, 2002, 2003 and 2004 (each, a “Balloon Payment”). Pursuant to the Loan Modification Program, if a borrower fails to make a Balloon Payment on the applicable due date, the loan will revert to an interest bearing loan at the fixed short or mid-term applicable federal rate, plus 5%. Pledged Common Stock will be released following a Balloon Payment to the extent that the remaining outstanding principal balance of the loan is no greater than the loan-to-value ratio of the loan on the date the loan was modified, except that no pledged shares will be released with respect to a loan if the borrower has any outstanding loans which are undersecured. To satisfy a Balloon Payment, the borrower may elect to sell the shares of Common Stock pledged in connection with the applicable loan to IndyMac at a price equal to their fair market value on the Balloon Payment date. The two remaining loans to a director made under this program are grandfathered under the provisions of Section 402 of the Sarbanes-Oxley Act and are allowed to remain outstanding (so long as they are not modified) until maturity.

      Restricted Stock Tax Withholding Loan Program. The Board of Directors also previously approved a loan program for officers of IndyMac and its affiliates who have received restricted stock awards under which recipients may elect to finance the payment of taxes arising from the vesting of such awards with a loan from IndyMac. Loans granted under this loan program may not exceed the recipient’s statutory tax withholding obligation, are made with full recourse to the borrower and may not exceed a term of one year. The loans must be secured by a portion of the Common Stock underlying the vested restricted stock award and the plan limits the principal balance of each loan to 75% of the fair market value of the pledged Common Stock. Loans bear a fixed rate of interest, are marked to market on a quarterly basis and are subject to a margin call if the outstanding principal balance exceeds 90% of the fair market value of the pledged stock. At the Board’s discretion, an officer failing to satisfy a margin call within ten business days of written notification may be terminated. Pursuant to Section 402 of the Sarbanes-Oxley Act, executive officers will no longer be eligible for these loans.

      The following table sets forth information as of December 31, 2002 relating to loans made by IndyMac to directors and executive officers of IndyMac under the Amended and Restated Loan Plan and the other loan programs described above. These loans were grandfathered under the provisions of Section 402 of the

Sarbanes-Oxley Act and are allowed to remain outstanding (so long as they are not modified) through maturity.

Loans Outstanding During Fiscal Year 2002

		Balance at
	Loans	December 31,	Highest Balance	Interest
Name	Outstanding(1)	2002	During 2002	Rate(2)

Lyle E. Gramley	Note 1	$65,787	$169,072	0%
	Note 2	144,627	247,912	0
	Note 3	0	3,272	0
Richard H. Wohl	Note 1	99,991	106,374	4.68

(1)	All loans are secured by the pledge of Common Stock.

(2)	All interest bearing loans are fixed rate loans. Non-interest bearing loans were previously interest bearing loans that were converted to non-interest bearing loans pursuant to the Loan Modification Program.

Defined Benefit Pension Plan

      The following table illustrates annual pension benefits under IndyMac’s Defined Benefit Pension Plan (the “Pension Plan”) for participants retiring in 2002 at age 65 payable in the form of a life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts. Effective January 1, 2003, the Pension Plan was partially frozen so that new employees as of and following that date are not eligible to participate in the Pension Plan.

Pension Plan Table

	Years of Service
Final Average
Compensation(1)	5	10	15	20	25	30	35

$125,000	$8,200	$16,400	$26,700	$37,500	$45,900	$53,600	$61,300
150,000	10,100	20,100	32,800	46,200	56,500	66,100	75,700
175,000+	11,100	22,200	36,300	51,000	62,500	73,100	83,700

(1)	As a result of a limitation under the Code that became effective January 1, 2002, annual compensation in excess of $200,000 is not taken into account in calculating benefits under the Pension Plan.

      The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $200,000 limitation under the Code. The following table sets forth the number of years of credited service of each executive officer listed in the Summary Compensation Table.

Credited
Years of
Name	Service

David S. Loeb	4 (1)
Michael W. Perry	10
Richard H. Wohl	9
S. Blair Abernathy	9
Grosvenor G. Nichols	5

(1)	Under the terms of the Pension Plan, Mr. Loeb is fully vested since he was employed by IndyMac past the “normal retirement age” of 65. However, Mr. Loeb’s benefits under the Pension Plan will be paid out based on his four credited years of service.

      Benefits are 100% vested after five years of service. A participant would become fully vested in his or her accrued normal retirement benefit regardless of the participant’s length of service if the participant’s employment is terminated by IndyMac other than for “Cause” within a two-year period following a “Change in Control” (as both terms are defined in the Pension Plan).

Employment Agreements

Former Chairman of the Board

      Mr. Loeb entered into an employment agreement with IndyMac in December 1998 in connection with his position as Chairman of the Board. His employment agreement provided for the following: (a) an annual base salary of $550,000, subject to annual review by the Board of Directors for possible increase, (b) annual grants of stock options and restricted Common Stock as determined by the Compensation Committee of the Board of Directors, and (c) all other rights and benefits provided to executive officers of IndyMac generally. In February 2000, Mr. Loeb’s employment agreement was amended to prohibit him from accepting any position with Countrywide Credit Industries (now known as Countrywide Financial Corporation) its subsidiaries or affiliates, with the exception of part-time employment. Beginning with fiscal year 2000, this amendment also provided for the annual grant of an option to purchase 125,000 shares of Common Stock. In February 2001, Mr. Loeb’s employment agreement was amended to increase his annual base salary to $700,000 and to provide for an annual review of his base salary to assess whether increases are appropriate. This second amendment also provided for a one-time grant of an option to purchase 500,000 shares of Common Stock in lieu of the annual grants of options to purchase 125,000 shares of Common Stock required during the remaining term of the employment agreement, which was scheduled to expire on December 31, 2003. The stock option, granted in February 2001, vested in equal parts over a five-year period.

      Effective February 10, 2003, Mr. Loeb, who had served as an officer and director of IndyMac since its formation in 1985, retired as Chairman of the Board of Directors for health reasons. In connection with Mr. Loeb’s retirement, he will receive a $1 million termination payment and an annual disability payment of $420,000 for a period of 10 years or life, whichever is less, each pursuant to the terms of his 1998 employment agreement. The disability payments will be offset by any amounts paid to Mr. Loeb by long-term disability insurance and pursuant to IndyMac’s Pension Plan. During the period in which Mr. Loeb receives disability payments, IndyMac will also provide health and welfare benefits to Mr. Loeb and his family on the same terms as such benefits are generally made available to employees of IndyMac. All of Mr. Loeb’s outstanding and unvested restricted stock and stock options became vested in connection with his retirement and he has been given one year from the vesting date to exercise his outstanding stock options. Mr. Loeb will continue in the honorary position of Chairman Emeritus, but will no longer be an active member of the Board of Directors. As Chairman Emeritus, Mr. Loeb will be entitled to reimbursement for reasonable business and travel-related expenses incurred in connection with his attendance at the Annual Meeting and one additional Board of Directors meeting per year.

Chairman of the Board and Chief Executive Officer

      Mr. Perry has an employment agreement with IndyMac that is effective from February 1, 2002 until December 31, 2006. Under the agreement, Mr. Perry has agreed to serve as IndyMac’s Chief Executive Officer and to succeed Mr. Loeb, who has retired, as Chairman of the Board of IndyMac and IndyMac Bank.

      Mr. Perry’s annual base salary under the agreement is $1 million, subject to increase in the discretion of the Compensation Committee. He may also receive an annual bonus of up to 100% of his base salary depending upon the attainment of financial and strategic objectives that are established by the Compensation Committee after consultation with Mr. Perry. In addition, he is entitled to receive a $5 million credit to his IndyMac non-qualified deferred compensation plan account. The credit vests equally over four years commencing on December 31, 2003, or earlier if before such date he is terminated by IndyMac other than for Cause, he resigns for Good Reason or there is a Change in Control (each as defined in the employment agreement).

      Under the agreement, Mr. Perry was granted an option on May 1, 2002 to purchase 1 million shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The option has a ten-year term and becomes exercisable in equal installments over a five-year period or earlier in the event of Mr. Perry’s death or disability or the termination of his employment by IndyMac without Cause or by Mr. Perry for Good Reason. If there is a Change in Control, the portion of the option that is not exercisable would become exercisable one year after the Change in Control if Mr. Perry is still employed by IndyMac on that date.

      Mr. Perry was also granted a performance-based option under the agreement on May 1, 2002 to purchase 500,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. This performance-based option was cancelled at Mr. Perry’s request in August 2002 to ensure the availability of sufficient shares of Common Stock for future grants of options to other officers and employees of IndyMac. Mr. Perry did not receive another stock option grant or any other compensation in lieu of the cancelled option.

      Under the employment agreement, Mr. Perry would be entitled to a severance payment equal to 2.5 times the total of his then current annual base salary and target bonus if he is terminated without Cause or if he resigns for Good Reason. In either such event, Mr. Perry’s stock options would become exercisable for a period of twelve months. He would also be entitled to a prorated portion of his annual bonus based on IndyMac’s actual performance up to the date of termination in the year in which the termination takes place, and to continued health and welfare benefits for himself and his family for two years or until he obtains comparable benefits through other employment.

      If there is a Change in Control and Mr. Perry is terminated other than for Cause or resigns for Good Reason within two years thereafter, or if he is terminated without Cause in anticipation of a Change in Control at the initiation of the acquiring party, he would be entitled to a payment equal to three times his then current annual base salary and target bonus. In addition, Mr. Perry’s stock options would become exercisable for a period of twelve months, and he would be entitled to continued health and welfare benefits for himself and his family for a period of three years or until he obtains comparable benefits through other employment. If Mr. Perry is still employed by IndyMac or its successor on the first anniversary of a Change in Control, his stock options would become exercisable on that date. Upon a Change in Control, Mr. Perry would also be entitled to receive an additional payment to compensate for any increased excise, income or payroll taxes payable by him.

      The employment agreement also provides that Mr. Perry will not compete with IndyMac or its subsidiaries in specified respects, or solicit any of their customers or business, for a period of one year from the date his employment terminates if it terminates before the agreement expires.

Other Named Executive Officers

      Mr. Wohl executed a new employment agreement with IndyMac Bank effective November 1, 2002, for which IndyMac has provided a parent company guaranty. Mr. Wohl’s employment agreement provides for the following: (a) an annual base salary of $600,000 for 2002 and 2003 commencing in December 2002, subject to annual review by the Chief Executive Officer for possible future increase with the approval of the Board of Directors; (b) targeted annual incentive compensation equal to 50% of base salary, with maximum incentive compensation of 100% of base salary; and (c) the grant on December 2, 2002 of an option to purchase 500,000 shares of Common Stock. The stock option granted pursuant to Mr. Wohl’s employment agreement vests in equal parts on the first five anniversaries of the grant date. All stock options or restricted stock granted under prior employment agreements are subject to the terms of the 2002 Plan and Mr. Wohl’s new employment agreement. Mr. Wohl’s employment agreement expires December 31, 2007, unless earlier terminated in accordance with its provisions.

      Mr. Wohl’s employment agreement also provides a $1.5 million credit to his account in IndyMac’s non-qualified deferred compensation plan, effective as of January 1, 2003, that vests in five equal annual installments (together with accrued interest) commencing December 31, 2003, or upon earlier termination of his employment, other than for Cause or voluntary termination without Good Reason, or upon a Change in

Control of IndyMac (each as defined in the employment agreement). The $1.5 million credit was provided under the employment agreement as compensation to Mr. Wohl for a $1.5 million payment that would have been payable to him on February 5, 2003 in the event of an expiration of his prior employment agreement with IndyMac without the execution of a satisfactory new agreement.

      Mr. Abernathy executed a new employment agreement with IndyMac Bank effective September 1, 2002, for which IndyMac has provided a parent company guaranty. Mr. Abernathy’s employment agreement provides for the following: (a) an annual base salary of $375,000 commencing in September 2002, subject to annual review by the Chief Executive Officer for possible future increase, (b) annual incentive compensation in an amount determined pursuant to an annual incentive plan, with the target amount of incentive compensation set at $225,000 for 2002, subject to increase upon annual review by the Chief Executive Officer thereafter; (c) guaranteed minimum annual cash compensation equal to 125% of base salary, including Mr. Abernathy’s base salary and any incentive compensation; and (d) annual grants of stock options and/or restricted stock for such number of shares of Common Stock as the Compensation Committee determines, taking into account Mr. Abernathy’s and IndyMac’s performance and competitive practices then prevailing regarding the granting of stock awards. All stock options or restricted stock granted under prior employment agreements are subject to the terms of the 2002 Plan (or any successor plan) and Mr. Abernathy’s new employment agreement. Mr. Abernathy’s employment agreement expires December 31, 2006, unless earlier terminated in accordance with its provisions.

      Mr. Nichols entered into an employment agreement with IndyMac Bank effective July 1, 2001, for which IndyMac has provided a parent company guaranty. Mr. Nichols’ employment agreement provides for the following: (a) an annual base salary of $234,720, subject to annual review by the Chief Executive Officer for possible future increase, (b) annual incentive compensation in an amount determined pursuant to an annual incentive plan, with the target amount of incentive compensation set at $100,000 for 2001, subject to increase upon annual review by the Chief Executive Officer thereafter; (c) guaranteed minimum annual cash compensation equal to 125% of base salary, including Mr. Nichols’ base salary and any incentive compensation; and (d) annual grants of stock options and/or restricted stock for such number of shares of Common Stock as the Compensation Committee determines, taking into account Mr. Nichols’ and IndyMac’s performance and competitive practices then prevailing regarding the granting of stock awards. All stock options or restricted stock granted under prior employment agreements are subject to the terms of the 2000 Plan (or any successor plan) and Mr. Nichols’ employment agreement. Mr. Nichols’ employment agreement expires December 31, 2004, unless earlier terminated in accordance with its provisions.

      The employment agreements for Messrs. Wohl, Abernathy and Nichols provide for incentive compensation each year ending during the term thereof in the form of an annual cash bonus based on each officer’s achievement of his production, revenue, administrative and/or operational goals, with an additional component of the incentive compensation based on an assessment of each officer’s managerial skills.

      In consideration of an agreement not to compete with IndyMac Bank for a period of one year after termination of employment, IndyMac Bank has agreed to continue to employ Messrs. Wohl, Abernathy and Nichols, to provide the compensation and benefits described in their respective employment agreements, and to provide certain severance payments to Messrs. Wohl, Abernathy and Nichols upon termination of employment for reasons other than Cause for Mr. Wohl (as defined in his employment agreement) or other than for Poor Performance or Cause for Messrs. Abernathy and Nichols (each as defined in their respective employment agreements). Mr. Wohl’s severance payment would equal the sum of (a) his annual base salary through the last day of employment, (b) a single cash payment equal to two times his then current annual base salary rate and targeted annual incentive compensation rate, plus a pro rata bonus for the year in which he is terminated, the amount of which will be determined in the sole discretion of IndyMac Bank’s Board of Directors, and (c) the additional benefits described in his employment agreement for two years following the date of termination. Messrs. Abernathy’s and Nichols’ severance payments would equal the sum of (a) each officer’s annual base salary through the last day of employment, (b) a single cash payment equal to two times the guaranteed minimum annual compensation under each officer’s employment agreement, provided that if the termination occurs within two years of a change in control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the single cash payment will be equal to two times the officer’s total compensation (base salary plus bonus) for the fiscal year preceding the date of termination, and (c) the additional benefits described in the respective employment agreements for one year following the date of termination. In the event that any of the severance payments described above are subject to federal excise taxes, the payments will include gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes.

Deferred Compensation Plan

      Through 2002, directors and certain officers of IndyMac and IndyMac Bank were eligible to participate in IndyMac’s Deferred Compensation Plan, which allowed participants to defer up to 50% of base salary and up to 100% of bonuses, commissions and directors’ fees. Under the Deferred Compensation Plan, participants must defer at least an annual minimum amount of $2,000 for a number of years designated by each participant, subject to a minimum deferral period of five years. At the discretion of IndyMac and IndyMac Bank, each employer may match a percentage of participant deferrals. Participants vest in the employer match amounts in 20% increments for each year of service completed, with participants being fully vested after five years of service. Through 2002, IndyMac and IndyMac Bank provided a 50% match up to 8% of the total compensation of each participant. For fiscal year 2002, the Deferred Compensation Plan provided a return of 8.5%. The rate of return provided by the Deferred Compensation Plan is reset by IndyMac Bank on an annual basis and is based on an estimate of the required rate of return for long-term senior unsecured debt of IndyMac Bank.

      Effective January 2003, the Deferred Compensation Plan was amended to modify the deferral percentage provision to limit deferrals to a maximum of 50% of total cash bonus, commissions or directors’ fees only. Additionally, for fiscal year 2003 (a) eligible participants include the top 5% of the most highly compensated employees of IndyMac Bank and its subsidiaries and affiliates, in addition to all senior vice presidents and above and the directors of IndyMac and IndyMac Bank, and (b) there will be no employer match.

Compensation Committee Report on Executive Compensation

General

      Compensation for the executive officers of IndyMac is administered under the direction of the Compensation Committee. The Compensation Committee is currently composed of Messrs. Ukropina, Caldera and Hunt, with Messrs. Caldera and Hunt having joined the Compensation Committee in May and July 2002, respectively. Each committee member is a non-employee, independent director of IndyMac. IndyMac’s executive compensation program generally consists of three main components: (a) base compensation, (b) annual cash incentive compensation, and (c) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests.

      The philosophy of IndyMac’s executive compensation program is to attract, motivate and retain the executives needed in order to maximize the creation of long-term stockholder value. The factors historically used by the Compensation Committee to assess compensation of executive officers include: (a) the responsibilities of the executive officers with IndyMac, (b) the achievement of individual business objectives established prior to the beginning of each fiscal year, (c) the business unit and overall performance of IndyMac, including earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior fiscal year, (d) the amount, form and timing of prior compensation amounts, and (e) compensation levels of executives with comparable rank in a peer group of financial services companies.

Compensation of Messrs. Loeb and Perry

      During 2002, compensation for Messrs. Loeb and Perry was determined pursuant to the terms of their respective employment agreements in effect for 2002. Mr. Loeb’s employment agreement did not contemplate the payment of incentive compensation and he did not receive any incentive compensation for 2002. Mr. Perry’s employment agreement provides that Mr. Perry is eligible for annual incentive compensation of up to 100% of his base salary depending upon the attainment of financial and strategic objectives established by the Compensation Committee in consultation with Mr. Perry. For 2002, Mr. Perry’s incentive compensation was based upon a financial matrix relating to IndyMac’s earnings per share and return on equity, subject to adjustment based on IndyMac Bank’s regulatory rating and the Compensation Committee’s assessment of Mr. Perry’s accomplishment of specific strategic criteria that were established by the Compensation Committee in the first quarter of 2002. Based on its review of these criteria, the Compensation Committee awarded Mr. Perry incentive compensation in the amount of $860,000 for 2002.

Compensation of Other Named Executive Officers

      Compensation for 2002 for Messrs. Wohl, Abernathy and Nichols was determined pursuant to the terms of their respective employment agreements. Each of the officers was awarded incentive compensation in accordance with the terms of his employment agreement.

Stock Options

      In addition to reviewing the 2002 compensation arrangements of the executive officers of IndyMac, the Compensation Committee awarded stock options pursuant to IndyMac’s stock award plans and the terms of the employment agreements of the executive officers. Pursuant to their employment agreements, Messrs. Perry and Wohl each received a one-time grant of options to purchase 1,500,000 and 500,000 shares of Common Stock, respectively. Mr. Perry’s stock option to purchase 500,000 shares of Common Stock was subsequently cancelled at his request in August 2002 to ensure the availability of sufficient shares of Common Stock for future grants of options to other officers and employees of IndyMac. Messrs. Perry’s and Wohl’s stock options vest in equal parts on the first five anniversaries of the grant date.

      In accordance with the annual stock option grant terms of Mr. Nichol’s employment agreement, the Compensation Committee took into account his performance and the performance of IndyMac in meeting earnings per share goals. Based upon the foregoing, Mr. Nichols was granted an option to purchase 11,913 shares of Common Stock. The stock option vests in equal parts on the first three anniversaries of the grant date.

Deductibility of Compensation

      Section 162(m) of the Code limits the corporate deduction for cash compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval (“performance-based compensation”). Mr. Perry was the only executive officer who received cash compensation in excess of $1 million in 2002. The incentive compensation paid to Mr. Perry for 2002 qualifies as performance-based compensation.

      The Compensation Committee’s policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to IndyMac, while recognizing that the legitimate interests of IndyMac and its stockholders may at times be better served by compensation arrangements that may not be fully deductible.

The Compensation Committee

James R. Ukropina, Chairman
Louis Caldera (May 2002 to present)
Robert L. Hunt II (July 2002 to present)

Compensation Committee Interlocks and Insider Participation

      At various points during 2002, Messrs. Caldera, Haden, Hunt, Napolitano and Ukropina served as members of the Compensation Committee. No member of the Compensation Committee was, during the year, an officer or employee of IndyMac, nor was any member of the Compensation Committee formerly an officer of IndyMac. In addition, no executive officer of IndyMac served during 2002 (a) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (b) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors of IndyMac.

Certain Transactions and Business Relationships

      IndyMac has from time to time made loans to builders of residential construction projects secured by real property purchased by such builders from a company doing business as Loeb Enterprises, LLC, in which IndyMac’s former chairman, Mr. Loeb, is a major investor together with his family. Each project is part of a master planned community being developed by Loeb Enterprises, LLC. In connection with two of the real property sales transactions between Loeb Enterprises, LLC and the builders to which IndyMac made construction loans, Loeb Enterprises, LLC accepted a second mortgage from each builder to partially finance each builder’s purchase of real property. As part of IndyMac’s credit review of each project with a second mortgage, the amount of the second mortgage was considered a part of the equity of the builder in the project. In each case, the second mortgage is subordinate to the IndyMac financing facility, although both the financing facility and the second mortgage are paid down on a unit-by-unit basis. There are no outstanding loans from IndyMac or any of its subsidiaries or affiliates to Mr. Loeb.

      In the case of each project financed by IndyMac, the builder was not affiliated with either IndyMac or Loeb Enterprises, LLC, the general risk characteristics of the construction loan were comparable to those for similar projects funded by IndyMac, and the construction loan facility was negotiated at arms length on terms consistent with those of similar loans made by IndyMac to other unaffiliated builders. Moreover, each credit facility was approved by the disinterested members of the Board of Directors of IndyMac.

      As of December 31, 2002, IndyMac had outstanding four construction loan facilities to a builder secured by property that was originally purchased by the builder from Loeb Enterprises, LLC, with total loan commitments of $5.3 million, and total loans outstanding of $2.7 million. Loeb Enterprises, LLC, has posted a bond for the completion of certain infrastructure improvements, such as arterial roads, drainage and utilities in the portion of the master planned community in which builders are currently building, and these improvements have been substantially completed. In addition, the builders are contractually responsible to the city of Sparks, Nevada for certain other improvements, such as roads, drainage and utilities, within the specific subdivisions of property they have purchased.

      From time to time, certain directors and executive officers of IndyMac and its subsidiaries, and family members of such persons, were indebted to IndyMac Bank as customers in connection with mortgage loans and other extensions of credit by IndyMac Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, except that for some loan products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable to directors and executive officers of IndyMac and its subsidiaries than to other persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features. In addition, directors, officers and employees of IndyMac and its subsidiaries are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by IndyMac Bank.

      IndyMac has a special loan program for senior officers to assist them in relocating to the Pasadena area. For senior officers who are eligible for the program, IndyMac will extend a second mortgage loan in an amount up to $150,000, secured by the senior officer’s home. Pursuant to the terms of the loan, no interest or principal is due unless the senior officer’s employment is terminated, at which point the interest rate is modified and interest and principal payments are calculated to ensure payment in full on the maturity date. Each loan is forgiven over a four or five year period, with 25% or 20%, as applicable, being forgiven on each of the first four or five anniversaries of the origination date. Each loan is forgiven in its entirety if the senior officer ceases to be an employee and is entitled to severance payments pursuant to the senior officer’s employment agreement with IndyMac or one of its subsidiaries. In compliance with the Sarbanes-Oxley Act, this loan program is no longer offered to IndyMac’s executive officers. Loans were extended to the following three executive officers (and/or their spouses) prior to the enactment of the Sarbanes-Oxley Act and may remain outstanding (so long as they are not modified) until maturity pursuant to the grandfather provisions thereunder. In November 1998, IndyMac extended a $100,000 15-year second mortgage loan, with an interest rate of 10%, to the spouse of Mr. Wohl. The loan was forgiven over a four-year period, 25% on each of the first four anniversaries of the origination date, with the loan forgiven in its entirety in November 2002. In March 2002, IndyMac extended a $150,000 15-year second mortgage loan, with an interest rate of 9.625%, to Mr. Keys and his spouse. The loan will be forgiven over a five-year period, 20% on each of the first five anniversaries of the origination date. In June 2000, IndyMac extended a $100,000 15-year second mortgage loan, with an interest rate of 10.5%, to Mr. Nelson and his spouse. The loan will be forgiven over a five-year period, 20% on each of the first five anniversaries of the origination date.

      During 2002, certain family members of Messrs. Perry and Haden worked for IndyMac or one of its subsidiaries or affiliates. None of the family members resided in the households of Messrs. Perry or Haden during the year and Mr. Perry was not involved in the direct management of any of his family members. IndyMac’s general policy is to hire employees based on each employee’s qualifications for the position for which the employee is considered regardless of the employee’s relationship to directors, officers or employees of IndyMac and its subsidiaries and affiliates. Additionally, IndyMac compensates all employees in accordance with the compensation parameters established for each position, with increases based solely on merit. Robert Moe, Mr. Perry’s father-in-law, was employed by IndyMac Bank as a construction advisor/inspector for IndyMac Bank’s Home Construction Lending group. Mr. Moe was paid an aggregate salary and bonus of $112,191 for his services during the year. Robert Perry, Mr. Perry’s father, is an independent building inspector who is hired by IndyMac Bank’s Homebuilder division from time to time to inspect properties that secure IndyMac Bank construction loans. Mr. Robert Perry was paid $110,000 for his services during the year and IndyMac Bank was reimbursed for such amount through the fees paid by the subject borrowers. Roger Perry, Mr. Perry’s brother, was employed as a loan officer for IndyMac Bank’s Homebuilder division. Mr. Roger Perry was paid an aggregate salary and bonus of $158,900 for his services during the year. Annie Welch, Mr. Perry’s cousin, was employed as a Vice President, Operations for IndyMac Bank’s Home Construction Lending group. She was paid an aggregate salary and bonus of $173,611 for her services during the year. Natalie Haden, Mr. Haden’s daughter, was employed as a Relationship Manager for IndyMac Bank’s Business-to-Business group. Ms. Haden was paid an aggregate salary and bonus of $66,086 for her services during the year.

Section 16 Disclosure

      Under Section 16(a) of the Securities Exchange Act of 1934 IndyMac’s directors and executive officers are required to report their ownership of and transactions in IndyMac’s Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to IndyMac. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and IndyMac is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 2002. Based solely on its review of the copies of the reports prepared or received by it, IndyMac believes that all such filing requirements were satisfied.

STOCK PERFORMANCE GRAPH

      The following chart compares the total stockholder returns (stock price increase plus dividends) on IndyMac’s Common Stock from December 31, 1997 through December 31, 2002 with the total stockholder returns for the Russell 2000 Index and the Russell 1000 Index, as the broad market indices, and the Russell 2000 Financial Services Index and the Russell 1000 Financial Services Index, as the peer group indices. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1997 and that all dividends were reinvested. In past years, the indices used for this stock performance graph were the Russell 2000 Index, as the broad market index, and the Russell 2000 Financial Services Index, as the peer group index. However, in July 2002, IndyMac was moved from the Russell 2000 Index into the Russell 1000 Index. Accordingly, the more appropriate indices for stock performance comparison purposes are the Russell 1000 Index, as the broad market index, and the Russell 1000 Financial Services Index, as the peer group index, each of which focuses on large to mid-cap companies and now includes IndyMac.

Comparison of Five-Year Cumulative Total Returns

Assumes $100 Invested on December 31, 1997

Assumes Dividends Reinvested Through Fiscal Year Ending December 31, 2002

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

General

      The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent public accountants to audit IndyMac’s financial statements for the year ending December 31, 2003. Ernst & Young LLP has acted as the independent public accountants for IndyMac since 2001. In accordance with a resolution of the Board of Directors, this appointment is being presented to stockholders for ratification at this meeting. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting will be necessary for ratification.

      The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as IndyMac’s independent public accountants for the year ending December 31, 2003. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

AUDIT COMMITTEE MATTERS

Audit Committee Report

      Management is responsible for IndyMac’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of IndyMac’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, but the Audit Committee is not responsible for preparing IndyMac’s financial statements or auditing those financial statements, which are the responsibilities of management and the independent public accountants, respectively.

      The Audit Committee has reviewed with Ernst & Young LLP, who, as IndyMac’s independent public accountants, are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, Ernst & Young LLP’s judgment as to the quality, not just the acceptability, of IndyMac’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has also discussed with IndyMac’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent public accountants to discuss the results of their examinations, their evaluations of IndyMac’s internal controls and the overall quality of IndyMac’s financial reporting.

      In the context of the foregoing, the Audit Committee has reviewed the audited financial statements of IndyMac for the fiscal year ended December 31, 2002 with management. In connection with that review, management represented to the Audit Committee that IndyMac’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee has discussed the consolidated financial statements with Ernst & Young LLP and it has also discussed with Ernst & Young LLP the matters required to be discussed by the Sarbanes-Oxley Act, and by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from Ernst & Young LLP regarding its independence from IndyMac as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Ernst & Young LLP the independence of the firm, and has considered the compatibility of non-audit services provided by Ernst & Young LLP with the independence of the firm.

      All three members of the Audit Committee have been determined by the Board of Directors of IndyMac to be independent directors and financial experts as more fully described in “Corporate Governance” above. The oversight and other responsibilities of the Audit Committee are described in the Audit Committee’s recently revised Charter, which is attached to this Proxy Statement as Appendix A.

      In reliance upon the above materials and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in IndyMac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The Audit Committee

Hugh M. Grant, Chairman
Robert L. Hunt II
James R. Ukropina

Fees Of Principal Accountants

      The Audit Committee, in its capacity as a committee of the IndyMac Board of Directors, is directly responsible for the appointment, compensation, retention and oversight of IndyMac’s independent public accountants. The Audit Committee is required to approve all engagements with the independent public accountants, including both audit services and non-audit services prior to such services being rendered. The Audit Committee has delegated to the Committee Chairman the ability to pre-approve non-audit service engagements with the independent public accountants involving fees of up to $100,000 per engagement. Any such services pre-approved by the Chairman are to be reported at the next full Audit Committee meeting. In approving such non-audit services, the Audit Committee (or Chairman when applicable) considers whether the proposed services are prohibited under current law or regulations. The Audit Committee (or Chairman when applicable) must, in order to approve the proposed non-audit services, also be of the opinion that the proposed services, both individually and collectively with all other provided services, will not impair the independence of the independent public accountants relative to the financial statement audit opinion discussed below. The Audit Committee also receives assurances from the independent public accountants for every proposed engagement that the independent public accountants believe that the proposed engagement is not a prohibited service under applicable laws and regulations and that the proposed service will not impair the public accountants’ independence relative to their audit opinion regarding IndyMac’s financial statements.

      The following table sets forth the aggregate fees billed to IndyMac for the fiscal years ended December 31, 2002 and 2001 by Ernst & Young LLP:

Type of Fee	2002		2001

Audit Fees(1)	$678,000		$465,000
Audit Related Fees(2)	250,000	(3)	374,000	(4)
Tax Fees(2)(5)	437,000		191,000
All Other Fees(2)(6)	1,793,000		464,000

(1)	Includes the fees for the audit of IndyMac’s annual financial statements and the review of the financial statements included in IndyMac’s Form 10-Qs for the fiscal year.

(2)	The Audit Committee has considered whether the provision of the services relating to these fees is compatible with maintaining the public accountants’ independence. The Audit Committee’s pre-approval procedures were implemented in October 2002. Following this date, none of the services relating to these fees were rendered pursuant to a waiver of the pre-approval procedures.

(3)	Includes fees for accounting consultations, which included sale accounting for securitization transactions, research and audits of the employee benefit plans.

(4)	Includes fees for services provided in connection with mortgage-backed securities offerings of IndyMac or its subsidiaries during 2001 and general accounting advice.

(5)	Includes fees relating to implementation of a payroll company tax strategy, state tax planning and other strategic initiatives, as well as the preparation of tax returns.

(6)	Includes fees for all services not included in the other three categories listed. The fees in 2001 were primarily related to business continuity planning and assistance in designing an internet based training platform. The fees in 2002 were primarily related to business continuity planning, data security testing, information technology strategic planning and training, and human resources advisory services.

INCORPORATION BY REFERENCE

      The Compensation Committee Report on Executive Compensation, the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members) and the Stock Performance Graph, each contained in this Proxy Statement, are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by IndyMac under the Securities and Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that IndyMac specifically incorporates such information by reference.

OTHER MATTERS

      The Board of Directors knows of no matters to be brought before the Annual Meeting other than those listed in the attached Notice of Annual Meeting. If any other matters should properly come before the Annual Meeting, the person named in the enclosed proxy will vote all proxies given to him in accordance with his best judgment on such matters.

ANNUAL REPORT AND FORM 10-K

      The 2002 Annual Report to Stockholders containing the consolidated financial statements of IndyMac for the year ended December 31, 2002 accompanies this Proxy Statement.

      Stockholders may obtain without charge a copy of IndyMac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the Securities and Exchange Commission, without the accompanying exhibits, by writing to Investor Relations, IndyMac Bancorp, Inc., 155 North Lake Avenue, P.O. Box 7211, Pasadena, California 91109-7137. A list of exhibits is included in the Form 10-K, and exhibits are available from IndyMac upon payment to IndyMac of the cost of furnishing them.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be included in the proxy statement and presented at the 2004 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Corporate Secretary of IndyMac, 155 North Lake Avenue, Pasadena, California 91101, not later than November 20, 2003 to be considered for inclusion in IndyMac’s proxy materials for that meeting.

      Stockholders intending to present business at IndyMac’s 2004 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in IndyMac’s Bylaws. To bring business before an annual meeting, IndyMac’s Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws to the Corporate Secretary of IndyMac not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting. Therefore, IndyMac must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 1, 2004 and no later than January 31, 2004. If the notice is received before January 1, 2004 or after January 31, 2004, it will be considered untimely and the stockholder will not be entitled to present the proposal at the 2004 Annual Meeting.

By Order of the Board of Directors

Stephanie S. Irey
Executive Vice President,
Corporate Secretary and
Chief Governance Officer

Dated: March 19, 2003

APPENDIX A

INDYMAC BANCORP, INC. AUDIT COMMITTEE CHARTER

Purpose

      An Audit Committee is appointed by the Board of Directors (the “Board”) of IndyMac Bancorp, Inc. (the “Corporation”). The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by the Corporation to the stockholders and others, the Corporation’s system of internal controls, and the Corporation’s audit, accounting, and financial reporting processes generally. In carrying out this function, the Audit Committee shall serve as an independent and objective monitor of the performance of the Corporation’s financial reporting process and system of internal control; review and appraise the audit efforts of the Corporation’s independent accountants and internal audit department; and provide for open, ongoing communication among the independent accountants, financial and senior management of the Corporation and of IndyMac Bank, F.S.B. (the “Bank”), the internal audit department, and the Board concerning the Corporation’s financial position and affairs.

Composition

      The Audit Committee shall be comprised of not less than three members, all of whom have no relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation. All members of the Audit Committee shall be “financially literate,” as the Board interprets such qualifications using its business judgment. At least one Audit Committee member will qualify as a “financial expert” as determined by the full Board of Directors by applying rules promulgated by the SEC in response to the Sarbanes-Oxley Act of 2002. All financial experts on the Audit Committee shall be named in the Corporation’s Annual Report. The only remuneration Committee members may receive from IndyMac is Director’s Compensation.

Meetings

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet at least annually, and more often as warranted, with Management, the Director of Internal Audit (Director) and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or any of these parties believes should be discussed privately. The Audit Committee shall maintain a high degree of independence both in establishing its agenda and directly accessing senior managers of the Corporation or its subsidiaries. The Audit Committee shall meet at least annually with management, the Director and/or the audit committee of the Bank regarding its systems of internal control, results of audits, and accuracy of financial reporting.

Responsibilities and Duties

      The Audit Committee’s responsibility is oversight, and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent accountants are responsible to audit them. Additionally, the Audit Committee recognizes that financial management (including the internal audit staff), as well as the independent accountants, have more knowledge and more detailed information about the Corporation than do the members of the Audit Committee; including the Audit Committee’s designated financial expert(s). Consequently, in carrying out its oversight responsibilities the Audit Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent accountants’ work.

      The following functions shall be the common recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances.

•	Review with a representative of financial management and the independent accountants the financial information contained in the Corporation’s Quarterly Report on Form l0-Q, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to its filing, the Corporation’s earnings announcements prior to release, and the results of the independent accountants’ review of Interim Financial Information pursuant to SAS 71.

•	Review on a quarterly basis:

1.	the quarterly disclosures and financial certifications prepared by the CEO and CFO as required under the Sarbanes-Oxley Act of 2002, and any rules promulgated thereunder, including disclosure controls and procedures and internal controls over financial reporting and evaluations thereof;

2.	the adequacy of the Allowance for Loan Losses;

3.	quarterly reviews of negative press, insider fraud activity, or any submitted complaints or concerns (including confidentially and anonymously submitted) regarding IndyMac’s accounting practices, it’s internal accounting controls and/or other auditing related matters, as gathered and reported by the Director.

•	Review with management and the independent accountants at the completion of the annual audit of the Corporation’s consolidated financial statements included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

1.	the Corporation’s annual consolidated financial statements and related footnotes, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations;

2.	the independent accountants’ audit of the consolidated financial statements and their report;

3.	any significant changes required in the independent accountants’ examination plan;

4.	any serious difficulties or disputes with management encountered during the course of the audit

5.	any management letter provided by the independent accountant’s and management’s response to that letter; and

6.	other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards, including discussions relating to the independent accountants’ judgments about such matters as the quality, not just the acceptability, of the Corporation’s accounting practices and other items set forth in SAS 61 (Communications with Audit Committees) or such other auditing standards that may in time modify, supplement or replace SAS 61.

•	On an annual basis, the Audit Committee should ensure receipt of, and review with the independent accountants, a written statement required by Independence Standards Board (ISB) Standard No. 1, as may be modified or supplemented, and discuss with the accountants their independence. The Audit Committee will take appropriate action on any disclosed relationships that may reasonably be thought to bear on the independence of the accountants and satisfy itself that the Corporation has engaged independent accountants as required by the Securities Acts, including the Sarbanes-Oxley Act of 2002, administered by the Securities and Exchange Commission.

•	Review and discuss with management and the independent accountants, as applicable:

1.	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

2.	analyses prepared by management or the independent accountants setting forth significant financial reporting issues, including analyses of the effect of alternative GAAP methods on the financial statements;

3.	any accounting adjustments that were noted or proposed by the independent accountants but were passed (as immaterial or otherwise);

4.	any communications between the independent accountant’s audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

•	The Audit Committee shall have prepared and shall review the Audit Committee Report for inclusion in the annual stockholders’ meeting proxy statement. The Audit Committee Report must state whether the Audit Committee:

1.	has reviewed and discussed the audited consolidated financial statements with management;

2.	has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified, supplemented or replaced;

3.	has received the written disclosures from the independent accountants required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the accountants their independence; and

4.	has recommended to the Board, based on the review and discussions referred to in above items (1) through (3), that the Corporation’s consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

•	The Audit Committee, in its capacity as a committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent accountants. Consistent with these responsibilities, it is recognized that the independent accountants are directly accountable to the Board and Audit Committee. The Committee shall periodically receive reports from the independent accountant that the independent accountant is not providing any prohibited services, is complying with regulatory partner rotation requirements, and that they are fulfilling other regulatory requirements promulgated under the Sarbanes-Oxley Act of 2002 and by the Public Company Accounting Oversight Board.

•	The Audit Committee is responsible to pre-approve all non-audit services provided by the independent accountants. The Committee may delegate this authority, up to a pre-defined dollar limit, to the Committee Chairman. Chairman only pre-approved services are to be reported at the next regular Committee meeting.

•	The Audit Committee is responsible to establish a mechanism for IndyMac employees to confidentially and anonymously submit complaints or concerns regarding IndyMac’s accounting practices, it’s internal accounting controls and/or other auditing related matters to the Committee.

•	The Audit Committee is responsible for performing a periodic self-evaluation of their performance.

•	Review and reassess the adequacy of this Audit Committee Charter on an annual basis. This Charter will be included on the Corporation’s internet site, as an appendix to the annual stockholders’ meeting proxy statement at least once in every 3 year period and in the next annual stockholders’ meeting proxy statement after any significant amendment to this Charter.

•	In consultation with the independent accountants and the Director, regularly review the integrity of the Corporation’s financial reporting processes and system of internal control.

•	Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit. Confirm and assure the objectivity of the Director.

•	Review the performance of the internal audit department, including the objectivity and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants.

•	Review, as needed, the internal audit department’s charter, which shall define its purpose, authority, and responsibilities.

•	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the independent accountants.

•	Review legal and regulatory matters that may have a material impact on the Corporation’s consolidated financial statements, related compliance policies and programs, and reports received from regulators.

•	Review with the Director the results of the internal audit department’s review of compliance with the Corporation’s Code of Conduct.

      In addition to the activities described above, the Audit Committee will perform such other functions as necessary or appropriate under law, the Corporation’s charter or by-laws, and the resolutions and other directives of the Board.

      The Audit Committee shall have the right to retain independent legal counsel, or other independent consultants, to advise them on any matter relating to committee duties or responsibilities. The Audit Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

      The duties and responsibilities of a member of the Audit Committee are in addition to those duties generally pertaining to a member of the Board.

      The Audit Committee will report its actions to the Board with such recommendations as the Audit Committee may deem appropriate.

INDYMAC BANCORP, INC.
PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS APRIL 30, 2003

     The undersigned hereby appoints Michael W. Perry, with full power of substitution, as the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of IndyMac Bancorp, Inc (“IndyMac”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of IndyMac to be held at IndyMac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on April 30, 2003 at 9:00 a.m. and any adjournments or postponements thereof.

     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement of the Annual Meeting is hereby acknowledged.

(continued and to be signed on the reverse side.)

INDYMAC BANCORP, INC. P.O. BOX 11262 NEW YORK, N.Y. 10203-0262

IndyMac Bancorp, Inc.	VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

TELEPHONE 1-888-216-1322	INTERNET https://www.proxyvotenow.com/nde	MAIL

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.	Use the internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or Internet there is no need for you to mail back your proxy card.

1-888-216-1322 CALL TOLL-FREE TO VOTE	CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

☐	Please sign, date and return this proxy card in the enclosed envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

1.	Election of Directors
	FOR ALL	☐	WITHHOLD ALL	☐	*EXCEPTIONS	☐	Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation on page 2 of the Proxy Statement).	☐

Nominees: 01 - Michael W. Perry, 02 - Louis Caldera, 03 - Lyle E. Gramley, 04 - Hugh M. Grant, 05 - Patrick W. Haden, 06 - Robert L. Hunt, 07 - James R. Ukropina							To change your address, please mark this box and correct at left.	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)							To include any comments, please mark this box, and use reverse side.	☐

*Exceptions							I PLAN TO ATTEND THE MEETING.	☐

2.	Ratification of appointment of IndyMac’s independent public accountants for the year ending December 31, 2003.			FOR ☐ AGAINST ☐ ABSTAIN ☐

UNMARKED PROXIES WILL BE VOTED IN FAVOR OF EACH OF THESE MATTERS unless specified to the contrary.

SCAN LINE

Please date and sign exactly as your name appears on this card. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees etc. should give full title as such.

Date	Share Owner sign here	Co-Owner sign here